Exhibit (a)(4)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust:            Mirae Asset Discovery Funds (the “Trust”)

2. The Certificate of Trust of the Trust is hereby amended as follows:

Paragraph 4 (“Series”) of the Certificate of Trust is hereby deleted in its entirety and replaced with the following:

                      4.     Series.   Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).  As of the date hereof, the following Series have been established in accordance with the governing instrument of the Trust:  Emerging Markets Great Consumer Fund, Emerging Markets Fund, Asia Great Consumer Fund, Asia Fund, Global Great Consumer Fund and Global Dynamic Bond Fund.

3. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 26th day of August, 2013 A.D.

/s/ Peter Graham
Name: Peter Graham
Title: Trustee